Exhibit 3.2

CERTIFICATE REGARDING
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SMARTSHEET INC.
Pursuant to RCW 23B.10.070, the undersigned hereby certifies that the restatement of the Amended and Restated Articles of Incorporation of Smartsheet Inc., a Washington corporation, contains the following amendments to the existing Amended and Restated Articles of Incorporation:
The Amended and Restated Articles of Incorporation are amended in their entirety to read as set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit A.
The date of the adoption of the Amended and Restated Articles of Incorporation containing such amendments by the shareholders of this corporation was ___________, 2018. The amendments were duly adopted by the shareholders of this corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

DATED: ___________, 2018

SMARTSHEET INC.

Mark Mader
President and Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SMARTSHEET INC.
ARTICLE I: NAME
The name of this corporation is Smartsheet Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Washington is 811 First Avenue, Suite 457, Seattle, WA 98104. The name of the registered agent of the Corporation at that address is GKL Registered Agents of WA, Inc.

ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Title 23B of the Revised Code of Washington, as amended.
ARTICLE IV: SHARES
1.    Authorized Capital. The total number of shares of all classes of stock that the Corporation has authority to issue is One Billion Ten Million (1,010,000,000) shares, consisting of three classes: Five Hundred Million (500,000,000) shares of Class A Common Stock, without par value (“Class A Common Stock”), Five Hundred Million (500,000,000) shares of Class B Common Stock, without par value (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, without par value (“Preferred Stock”).
2.    Designation of Additional Series
2.1.    The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Washington, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing an articles of amendment or amended and restated articles of incorporation pursuant to the applicable law of the State of Washington, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the Board by filing an articles of amendment or amended and restated articles of incorporation, which are effective without shareholder approval pursuant to the applicable law of the State of Washington. The number of authorized shares of Preferred Stock may also be increased by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, unless a vote of any other holders is required pursuant to the terms of any articles of amendment or amended and restated articles of incorporation establishing a series of Preferred Stock; provided, however, that if two-thirds of the Whole Board, as defined below, has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a vote of the holders of the Preferred Class (unless a vote of any other holders is required pursuant to the terms of any articles of amendment or amended and restated articles of incorporation establishing a series of Preferred Stock) shall be required to effect such increase or decrease. For purposes of this Amended and Restated Articles of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
2.2    Except as otherwise expressly provided in any articles of amendment or amended and restated articles of incorporation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.
3.     Rights of Class A Common Stock and Class B Common Stock
3.1.    Equal Status. Except as otherwise provided in this Amended and Restated Articles of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.
3.2.    Voting Rights. Except as otherwise expressly provided by this Amended and Restated Articles of Incorporation or as provided by law, the holders of shares of Class A Common Stock and Class B Common Stock shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the shareholders of the Corporation, (b) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Articles of Incorporation (including any articles of amendment or amended and restated articles of incorporation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated

Articles of Incorporation (including any articles of amendment or amended and restated articles of incorporation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder as of the applicable record date and each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder as of the applicable record date.
3.3.    Dividends and Distribution Rights. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock, as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.4.    Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
3.5.    Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its shareholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

3.6.    Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock upon the merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on shareholders substantially similar to that resulting from a merger or consolidation, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of one such class may receive different or disproportionate distributions or payments in connection with such merger, consolidation or other transaction if (i) the only difference in the per share distribution to the holders of the Class A Common Stock and Class B Common Stock is that any securities distributed to the holder of a share Class B Common Stock have ten times the voting power of any securities distributed to the holder of a share of Class A Common Stock, or (ii) such merger, consolidation or other transaction is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
ARTICLE V: CLASS B COMMON STOCK CONVERSION
1.    Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time.
2.    Automatic Conversion. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest of the date (i) that is 7  years from the Initial Public Offering (as defined below), (ii) on which the outstanding shares of Class B Common Stock represent less than fifteen percent (15%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding or (iii) specified by the affirmative vote of the holders of Class B Common Stock representing not less than a majority of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion”). The Corporation shall provide notice of the Automatic Conversion of shares of Class B Common Stock pursuant to this Section 2 of Article V to record holders of such shares of Class B Common Stock as soon as practicable following the Automatic Conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to the Automatic Conversion. Such notice shall be provided by any means then permitted by the Washington Business Corporation Act; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Automatic Conversion. Upon and after the Automatic Conversion, the person registered on the Corporation’s books as the record holder of the shares of Class B Common Stock so converted immediately prior to the Automatic Conversion shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon Automatic Conversion of such shares of Class B Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Automatic Conversion, the rights of the holders of shares of Class B Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock were converted.
3.    Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock.
4.    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Articles of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. A determination by the Board that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding. In connection with any action of shareholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders and the classes of shares held by each such shareholder and the number of shares of each class held by such shareholder.
5.    Definitions.
(a)    “Acquisition” shall mean (A) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof.
(b)    “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.
(c)    “Convertible Securities” shall mean securities (other than shares of Class B Common Stock) convertible into or exchangeable for Class A Common Stock or Class B Common Stock, either directly or indirectly.
(d)    “Family Member” shall mean with respect to any natural person who is a Qualified Shareholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Shareholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
(e)    “IPO Date” means the date of the closing of the Initial Public Offering (as defined below).
(f)    “Liquidation Event” shall mean any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, any Asset Transfer, or any Acquisition.
(g)    “Option” shall mean rights, options, restricted stock units or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock, Class B Common Stock or any Convertible Security.
(h)    “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(i)    “Permitted Entity” shall mean with respect to a Qualified Shareholder: (a) a Permitted Trust or the trustee of any Permitted Trust solely for the benefit of (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) such Qualified Shareholder, (2) one or more Family Members of such Qualified Shareholder, or (3) any other Permitted Entity of such Qualified Shareholder.
(j)    “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i)    by a Qualified Shareholder to (A) one or more Family Members of such Qualified Shareholder, (B) any Permitted Entity of such Qualified Shareholder, or (C) to such Qualified Shareholder’s revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Shareholder; or
(ii)    by a Permitted Entity of a Qualified Shareholder to (A) such Qualified Shareholder or one or more Family Members of such Qualified Shareholder, or (B) any other Permitted Entity of such Qualified Shareholder.
(k)    “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.
(l)    “Permitted Trust” shall mean a bona fide trust where each trustee is (i) a Qualified Shareholder, (ii) a Family Member, or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.
(m)    “Qualified Shareholder” shall mean: (a) the record holder of a share of Class B Common Stock as of the IPO Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the IPO Date pursuant to the exercise or conversion of any Option or Convertible Security that, in each case, was outstanding as of the IPO Date; (c) each natural person who, prior to the IPO Date, Transferred shares of capital stock of the Corporation to a Permitted Entity that is or becomes a Qualified Shareholder; (d) each natural person who Transferred shares of, or equity awards for, Class B Common Stock (including any Option exercisable or Convertible Security exchangeable for or convertible into shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Shareholder; and (e) a Permitted Transferee.

(n)    “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Section 5 of Article V:
(i)    the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of shareholders;
(ii)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with shareholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(iii)    the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer; or
(iv)     entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) or carrying out the actions or transactions contemplated by such agreement, arrangement or understanding, in connection with a Liquidation Event, provided that such Liquidation Event was approved by a majority of the Whole Board.
A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Shareholder, if, in either case, there occurs a Transfer on a cumulative basis, from and after the IPO Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the IPO Date, holders of voting securities of any such entity or Parent of such entity.
(o)    “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
6.    Status of Converted Stock. In the event any shares of Class B Common Stock are converted into shares of Class A Common Stock pursuant to this Article V, the shares of Class B Common Stock so converted shall be retired and shall not be reissued by the Corporation.
7.    Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 1, 2 or 3 of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 1, 2 or 3 of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Amended and Restated Articles of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock, such dividend or distribution shall be deemed to have been declared, and shall be payable in, shares of Class A Common Stock and no shares of Class B Common Stock shall be issued in payment thereof.
8    Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite shareholder approval of any necessary amendment to this Amended and Restated Articles of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE VI: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation, except that the Board may not amend or repeal any Bylaw that the shareholders have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. The shareholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Articles of Incorporation (including any Preferred Stock issued pursuant to an articles of amendment or amended and restated articles of incorporation ), the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided further, that if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VII: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.    Director Powers. The conduct of the affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Articles of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
2.    Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3.    Classified Board. Effective upon the filing and effectiveness of this Amended and Restated Articles of Incorporation and subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of shareholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of Class A Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of shareholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of shareholders following the closing of the Initial Public Offering. At each annual meeting of shareholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.
4.    Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. Subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote, voting together as a single class, at a special meeting called for the purpose of removing the director. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
5.    Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of shareholders or until such director's successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
6.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
7.     Cumulative Voting. Shareholders of the Corporation shall not have the right to cumulative voting in the election of directors.

ARTICLE VIII: NO PREEMPTIVE RIGHTS
Shareholders of the Corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the Corporation.
ARTICLE IX: DIRECTOR LIABILITY
1.    Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. Without limiting the effect of the preceding sentence, if the Washington Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act as so amended.
2.    Change in Rights. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Articles of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
3.    Indemnification. The Corporation shall indemnify, to the fullest extent permitted by law, any individual made a party to a proceeding because that individual is or was a director or officer of the Corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in Sections 23B.08.510 through 23B.08.550 of the Revised Code of Washington (“RCW”), or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.
ARTICLE X: MATTERS RELATING TO SHAREHOLDERS
1.    Special Meeting of Shareholders. Special meetings of the shareholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board.
2.    Advance Notice of Shareholder Nominations and Business Transacted at Special Meetings. Advance notice of shareholder nominations for the election of directors of the Corporation and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of shareholders shall be confined to the purpose or purposes stated in the notice of meeting.
ARTICLE XI. SHAREHOLDER VOTE REQUIRED ON CERTAIN MATTERS
A merger, share exchange, sale of substantially all of the Corporation’s assets, or dissolution must be approved by the affirmative vote of a majority of the voting power of the Corporation’s outstanding shares entitled to vote, or if separate voting by voting groups is required, then by not less than a majority of all the votes entitled to be cast by that voting group.
ARTICLE XII. LIMITATION OF SEPARATE CLASS VOTING TO EXTENT
PERMITTED BY LAW
Except (a) to the extent otherwise expressly provided in these Amended and Restated Articles of Incorporation with respect to voting or approval rights of a particular class or series of capital stock, (b) as may be fixed or determined with respect to any series of Preferred Stock, or (c) to the extent otherwise provided pursuant to RCW 23B.10.030(3) or RCW 23.B.11.030(3), the holders of each outstanding class or series of shares of this Corporation shall not be entitled to vote as a separate voting group (1) on any amendment to these Amended and Articles of Incorporation with respect to which such class or series would otherwise be entitled under RCW 23B.10.040(1)(a), (e), or (f) to vote as a separate voting group, or (2) on any plan of merger or share exchange with respect to which such class or series would otherwise be entitled under RCW 23B.11.035 to vote as a separate voting group.

ARTICLE XIII: AMENDMENT OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
If any provision of this Amended and Restated Articles of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Amended and Restated Articles of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Amended and Restated Articles of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Amended and Restated Articles of Incorporation shall be enforceable in accordance with its terms.
The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Articles of Incorporation in the manner prescribed by the laws of the State of Washington and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Articles of Incorporation or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Amended and Restated Articles of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Amended and Restated Articles of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal such provisions of this Amended and Restated Articles of Incorporation.

Notwithstanding any other provision of this Amended and Restated Articles of Incorporation (including any articles of amendment) or any provision of law that might otherwise permit a lesser vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Articles of Incorporation (including any articles of amendment), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of the then-outstanding shares of Class B Common Stock, each voting separately as single classes, shall be required to amend or repeal, or to adopt any provision inconsistent with Section 3 of Article IV or this paragraph of Article XIII.
ARTICLE XIV: FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the federal courts located in the State of Washington shall be the sole and exclusive forum for any proceeding asserting a claim arising out of the Securities Act, and (b) the state and federal courts located within the State of Washington shall be the sole and exclusive forum for (i) any proceeding asserting a claim based on a violation of a duty under Washington law by a current or former director, officer, or shareholder in such capacity, (ii) any proceeding commenced or maintained in the right of the Corporation, (iii) any proceeding asserting a claim arising pursuant to any provision of the Washington Business Corporation Act, or the Articles of Incorporation or Bylaws of the Corporation, or (iv) any proceeding asserting a claim concerning the internal affairs of the Corporation.
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